Exhibit 99.1

PondelWilkinson Inc.

1880 Century Park East, Suite 350

Los Angeles, CA 90067

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200
NEWS
RELEASE	Hilton H. Schlosberg Vice Chairman (951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2016 SECOND QUARTER FINANCIAL RESULTS

--Second Quarter Net Sales Rise 19.3% to $827.5 million--

--Board Authorizes New $250.0 Million Share Repurchase Program--

Corona, CA – August 4, 2016 – Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the three- and six-months ended June 30, 2016.

Tender Offer Completed

On June 15, 2016, the Company completed its previously announced $2.0 billion “modified Dutch auction” tender offer (the “Stock Repurchase”).  An aggregate of 12,820,512 shares were accepted for payment, which represented approximately 6.3 percent of the shares issued and outstanding prior to the completion of the purchase, at a purchase price of $156.00 per share. As a result, diluted earnings per share for the 2016 second quarter have been computed on a weighted average number of shares of common stock and common stock equivalents of 204,968,106, as compared with 181,417,112 shares in the 2015 second quarter.

Factors Impacting Profitability

Results for the three- and six-months ended June 30, 2016 and 2015 were impacted by (i) the previously announced $2.0 billion “modified Dutch auction” tender offer, (ii) the acquisition of flavor supplier and long-time business partner American Fruits & Flavors (“AFF”) (the “AFF Transaction”), and (iii) the long-term strategic partnership entered into with The Coca-Cola Company in June 2015 (the “TCCC Transaction”).

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The following table summarizes the impact of these items on revenues and operating income for the three- and six-months ended June 30, 2016 and 2015:

Income Statement Items (in thousands):	Three-Months Ended June 30, 2016	Three-Months Ended June 30, 2015	Six-Months Ended June 30, 2016	Six-Months Ended June 30, 2015

Included in Net Sales:
Accelerated recognition of deferred revenue	$4,963	$-	$4,963	$39,761

Included in Operating Expenses:
Stock Repurchase expenses	$(1,462)	$-	$(1,556)	$-
AFF Transaction expenses	(3,631)	-	(4,483)	-
Distributor termination costs	(25,261)	(12,207)	(28,701)	(218,187)
TCCC Transaction expenses	-	(11,536)	-	(15,134)

Gain on sale of Monster Non-Energy	$-	$161,470	$-	$161,470

Net Impact on Operating Income	$(25,391)	$137,727	$(29,777)	$(32,090)

The AFF Transaction was accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 805 “Business Combinations.”  Raw material cost savings from the AFF Transaction were minimally realized in the three-months ended June 30, 2016, as the Company’s inventory on hand prior to the AFF Transaction, as well as the inventory acquired in the AFF Transaction, recorded at fair value, were not recognized through cost of goods sold until the end of the 2016 second quarter. As of June 30, 2016, the Company’s inventory on hand is recorded at the cost to AFF. As a result, the full extent of the cost savings from the AFF Transaction will be recognized in subsequent quarters.

Second Quarter Results

Gross sales for the 2016 second quarter increased 19.7 percent to $945.8 million from $789.9 million in the same period last year.  Net sales for the 2016 second quarter increased 19.3 percent to $827.5 million from $693.7 million in the same period last year. Unfavorable currency exchange rates reduced gross sales by approximately $5.2 million and net sales by approximately $4.1 million in the 2016 second quarter. Excluding accelerated recognition of deferred revenue, gross and net sales would be reduced by $5.0 million in the second quarter of 2016.

Net sales for the Company’s Monster Energy® Drinks segment, which is comprised of the Company’s Monster Energy® drink products (previously the Finished Products segment), for the 2016 second quarter increased 14.2 percent to $743.5 million from $651.2 million for the same period last year.  Excluding accelerated recognition of deferred revenue, gross and net sales for the Monster Energy® Drinks segment would be reduced by $5.0 million in the second quarter of 2016.  Net sales for the Company’s Strategic Brands segment, which include the various energy drink brands acquired from TCCC as a result of the TCCC Transaction (previously the Concentrate segment), for the 2016 second quarter increased 496.4 percent to $77.4 million from $13.0 million in the comparable 2015 quarter (effectively from June 13, 2015 to June 30, 2015).  Net sales for the Company’s Other segment for the 2016 second quarter were $6.6 million compared with $29.5 million for the same period last year. Net sales of $6.6 million for the Company’s Other segment for the 2016 second quarter represent third-party sales acquired as part of the AFF Transaction in the quarter.  Included in net sales for the Company’s Other segment for the 2015 second quarter was $29.5 million of net sales (effectively from April 1, 2015 to June 12, 2015), related to the brands disposed of as a result of the TCCC Transaction.

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Net sales to customers outside the United States rose to $200.2 million in the 2016 second quarter from $151.3 million in the corresponding quarter in 2015.

Gross profit, as a percentage of net sales, for the 2016 second quarter, increased to 62.6 percent from 56.9 percent for the comparable 2015 second quarter. Gross profit, as a percentage of net sales, excluding acceleration of deferred revenue was 62.4 percent for the 2016 second quarter.

Operating expenses for the 2016 second quarter were $229.3 million, compared with $189.8 million in the second quarter last year. Excluding distributor termination costs and the specific expenses referred to in the table above, operating expenses for the 2016 second quarter were $198.9 million, as compared with $166.1 million in the second quarter last year.

Distribution costs as a percentage of net sales were 3.2 percent for the 2016 second quarter, compared with 4.1 percent in the second quarter last year.

Selling expenses as a percentage of net sales for the 2016 second quarter were 11.2 percent, compared with 10.4 percent in the second quarter last year.

General and administrative expenses for the 2016 second quarter were $110.0 million, or 13.3 percent of net sales, compared with $89.4 million, or 12.9 percent of net sales, for the comparable 2015 second quarter. Stock-based compensation (a non-cash item) was $11.5 million for the second quarter of 2016, compared with $8.5 million in the second quarter last year.  General and administrative expenses for the 2016 second quarter, excluding acceleration of deferred revenue, distributor termination costs and the specific expenses referred to in the table above were $79.7 million, or 9.7 percent of net sales, compared with $65.7 million, or 9.5 percent of net sales, for the comparable 2015 second quarter.

Operating income for the 2016 second quarter was $288.5 million, compared with $366.1 million in the second quarter of last year.  Operating income, excluding acceleration of deferred revenue, the gain on the sale of Monster Non-Energy, distributor termination costs and the specific expenses referred to in the table above, was $313.9 million for the 2016 second quarter, compared with $228.4 million in the 2015 second quarter.

The effective tax rate for the 2016 second quarter was 36.1 percent, compared with 37.3 percent in the same period last year.

Net income for the 2016 second quarter was $184.2 million, compared with $229.0 million in the same period last year.  Excluding acceleration of deferred revenue, the gain on the sale of Monster Non-Energy, distributor termination costs and the specific expenses referred to in the table above, net income for the second quarter of 2016 increased 41.7 percent to $203.0 million, compared with $143.2 million in the comparable 2015 second quarter.  Net income per diluted share for the 2016 second quarter was $0.90, based on 205.0 million shares outstanding, versus $1.26, based on 181.4 million shares outstanding, in the second quarter of 2015. Excluding acceleration of deferred revenue, the gain on the sale of Monster Non-Energy, distributor termination costs and the specific expenses referred to in the table above, net income per diluted share for the 2016 second quarter increased 25.3 percent to $0.99 from $0.79 in the comparable 2015 second quarter.

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Rodney C. Sacks, Chairman and Chief Executive Officer, said:  “We are pleased to report continued progress on the implementation of our strategic alignment with Coca-Cola bottlers internationally. In particular, we launched Monster Energy® drinks in August with the eight Coca-Cola bottlers in Mexico.  We have also signed distribution agreements with the ten Coca-Cola bottlers operating in Brazil, and plan to launch our Monster Energy® drinks in Brazil with these Coca-Cola bottlers in November 2016.  In the United States, we are continuing to see improvements in our levels of distribution. We are at an advanced stage in our planned launch of Mutant, which we expect to commence in September 2016.

“The continued strength of the U.S. dollar, distributor transitions and uncertainties with certain of our international non-Coca-Cola distribution networks, impacted our results,” Sacks added.

2016 Six Months

Gross sales for the six months ended June 30, 2016 increased 14.9 percent to $1.72 billion, from $1.50 billion for the comparable period a year earlier.  Net sales for the first six months of 2016 rose to $1.51 billion, from $1.32 billion for the same period in 2015. Excluding accelerated recognition of deferred revenue would reduce gross and net sales by $5.0 million and $39.8 million in the first six months of 2016 and 2015, respectively.

Gross profit as a percentage of net sales was 62.4 percent for the first six months of 2016, compared with 57.8 percent for the comparable period in 2015.  Gross profit, as a percentage of net sales, excluding acceleration of deferred revenue was 62.3 percent for the first six months of 2016, compared to 56.5 percent for the comparable 2015 period.

Operating expenses for the six months ended June 30, 2016 were $397.7 million, compared with $551.2 million in the same period last year. Operating expenses, excluding distributor termination costs and the specific expenses referred to in the table above, were $362.9 million for the first six months of 2016, compared with $317.8 million in the comparable 2015 period. Operating income for the first six months of 2016 was $543.2 million, compared with $373.8 million for the comparable period in 2015. Operating income, excluding acceleration of deferred revenue, the gain on the sale of Monster Non-Energy, distributor termination costs and the specific expenses referred to in the table above, was $573.0 million for the first six months of 2016, compared with $405.9 million in the first six months of 2015.

Net income for the six months ended June 30, 2016 was $348.1 million, or $1.69 per diluted share. The effective tax rate was 36.0 percent for the six months ended June 2016, versus 37.6 percent for the first six months of 2015. Net income, excluding acceleration of deferred revenue, distributor termination costs and the specific expenses referred to in the table above, was $369.6 million for the first half of 2016, or $1.79 per diluted share.  Net income, for the six months ended June 30, 2015 was $233.4 million, or $1.31 per diluted share. Net income, excluding acceleration of deferred revenue, the gain on the sale of Monster Non-Energy, distributor termination costs and the specific expenses referred to in the table above, was $254.9 million for the first half of 2015, or $1.43 per diluted share.

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Share Repurchase Program

On August 2, 2016, the Company’s Board of Directors authorized a new repurchase program for the repurchase of up to $250.0 million of the Company’s outstanding common stock.  No availability remained under the previously-authorized share repurchase programs.  The Company expects to make the share repurchases from time to time in the open market or through privately-negotiated transactions, or otherwise, subject to applicable laws, regulations and approvals. The timing of the share repurchases will depend on a variety of factors, including market conditions, and the share repurchases may be suspended or discontinued at any time.

Investor Conference Call

The Company will host an investor conference call today, August 4, 2016, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks. For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from TCCC Transaction; our ability to integrate AFF; our ability to implement the share repurchase program; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2016 AND 2015

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net sales[1]	$827,488	$693,722	$1,507,674	$1,320,512

Cost of sales	309,674	299,214	566,762	557,048

Gross profit[1]	517,814	394,508	940,912	763,464
Gross profit as a percentage of net sales	62.6%	56.9%	62.4%	57.8%

Operating expenses[2,3]	229,291	189,839	397,675	551,167
Operating expenses as a percentage of net sales	27.7%	27.4%	26.4%	41.7%

Gain on sale of Monster Non-Energy	-	161,470	-	161,470

Operating income[1,2,3]	288,523	366,139	543,237	373,767
Operating income as a percentage of net sales	34.9%	52.8%	36.0%	28.3%

Interest and other (expense) income, net	(222)	(1,015)	386	218

Income before provision for income taxes[1,2,3]	288,301	365,124	543,623	373,985

Provision for income taxes	104,082	136,120	195,526	140,568
Income taxes as a percentage of income before taxes	36.1%	37.3%	36.0%	37.6%

Net income[1,2,3]	$184,219	$229,004	$348,097	$233,417
Net income as a percentage of net sales	22.3%	33.0%	23.1%	17.7%

Net income per common share:
Basic	$0.92	$1.29	$1.72	$1.35
Diluted	$0.90	$1.26	$1.69	$1.31

Weighted average number of shares of common stock and common stock equivalents:
Basic	200,979	176,985	201,962	173,447
Diluted	204,968	181,417	205,948	177,998

Case sales (in thousands) (in 192-ounce case equivalents)	87,574	68,037	160,227	125,816
Average net sales per case[4]	$9.37	$10.20	$9.37	$10.50

¹Includes $12.1 million and $3.2 million for the three-months ended June 30, 2016 and 2015, respectively, related to the recognition of deferred revenue. Includes $20.2 million and $46.5 million for the six-months ended June 30, 2016 and 2015, respectively, related to the recognition of deferred revenue. Included in the $12.1 million and $20.2 million recognition of deferred revenue for the three- and six-months ended June 30, 2016 is $5.0 million related to the accelerated amortization of the deferred revenue balances associated with certain of the Company’s prior distributors who were sent notices of termination during the second quarter of 2016. No amounts of accelerated deferred revenue were recognized in the three-months ended June 30, 2015. Included in the $46.5 million recognition of deferred revenue for the six-months ended June 30, 2015, is $39.8 million related to the accelerated amortization of the deferred revenue balances associated with certain of the Company’s prior distributors who were sent notices of termination during the first quarter of 2015.

²Includes $25.3 million and $12.2 million for the three-months ended June 30, 2016 and 2015, respectively, related to distributor termination costs. Includes $28.7 million and $218.2 million for the six-months ended June 30, 2016 and 2015, respectively, related to distributor termination costs.

3Includes $11.5 million and $15.1 million for the three- and six-months ended June 30, 2015, respectively, related to TCCC Transaction related expenses.

4Excludes Other segment net sales of $6.6 million for the three-months ended June 30, 2016 representing third-party sales acquired as part of the AFF Transaction as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2016 AND DECEMBER 31, 2015

(In Thousands, Except Par Value) (Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$434,769	$2,175,417
Short-term investments	44,319	744,610
Accounts receivable, net	465,708	352,955
TCCC Transaction receivable	125,000	125,000
Inventories	174,401	156,121
Prepaid expenses and other current assets	28,081	26,967
Prepaid income taxes	20,547	1,532
Total current assets	1,292,825	3,582,602

INVESTMENTS	-	15,348
PROPERTY AND EQUIPMENT, net	102,562	97,354
DEFERRED INCOME TAXES	261,319	261,310
GOODWILL	1,283,643	1,279,715
INTANGIBLES, net	1,082,151	427,986
OTHER ASSETS	15,556	10,874
Total Assets	$4,038,056	$5,675,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$183,084	$144,763
Accrued liabilities	90,400	81,786
Accrued promotional allowances	144,419	115,530
Accrued distributor terminations	24,484	11,018
Deferred revenue	33,053	32,271
Accrued compensation	16,265	22,159
Income taxes payable	5,651	106,662
Total current liabilities	497,356	514,189

DEFERRED REVENUE	348,289	351,590

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 207,298 shares issued and 190,341 outstanding as of June 30, 2016; 207,019 shares issued and 202,900 outstanding as of December 31, 2015	1,036	1,035
Additional paid-in capital	4,021,613	3,991,857
Retained earnings	1,742,960	1,394,863
Accumulated other comprehensive loss	(14,477)	(21,878)
Common stock in treasury, at cost; 16,957 and 4,119 shares as of June 30, 2016 and December 31, 2015, respectively	(2,558,721)	(556,467)
Total stockholders’ equity	3,192,411	4,809,410
Total Liabilities and Stockholders’ Equity	$4,038,056	$5,675,189